SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 19, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.  Pacific Gas and Electric Company Bankruptcy

            On April l1, 2002, the United States Bankruptcy Court for the Northern District of California (Bankruptcy Court) tentatively approved the disclosure statement relating to PG&E Corporation’s and Pacific Gas and Electric Company’s (Utility) proposed plan of reorganization (Plan).  PG&E Corporation and the Utility have agreed to make certain amendments to the disclosure statement and to file the amended disclosure statement and Plan on April 19, 2002.  The Bankruptcy Court has set a hearing for April 24, 2002 at which it is expected that the Bankruptcy Court will give final approval of the disclosure statement.  The Bankruptcy Court’s approval of the disclosure statement does not constitute approval of the Plan.

            Further, on April 15, 2002, the CPUC filed its proposed alternative plan of reorganization (Alternative Plan) with the Bankruptcy Court.  Among other things, the Alternative Plan proposes to:

•        Retain Pacific Gas and Electric Company as an integrated utility under the jurisdiction of the California Public Utilities Commission (CPUC);

•        Repay all valid claims in full with interest using $3.6 billion cash on hand, $3.9 billion in new unsecured Utility debt, $1.75 billion of new Utility equity (which would significantly dilute PG&E Corporation’s equity ownership of the Utility), and reinstate $4.3 billion of the Utility’s mortgage bonds and pollution control bonds;

•        Become effective only if the Utility’s new and reinstated debt securities receive investment grade credit ratings, however the CPUC would retain the right to waive this condition;

•        Treat creditors in the same manner as proposed under the Utility’s Plan; and

•        Release all the Utility’s claims against the State of California, including the so-called “filed rate case” pending against the CPUC Commissioners in the United States District Court for the Northern District of California, but reserve the California Attorney General’s claims against PG&E Corporation.

            The CPUC has proposed that its Alternative Plan become effective on January 31, 2003.  Objections to the Alternative Plan and the related disclosure statement are due on May 3, 2002 and a hearing to consider the filed objections is set for May 9, 2002.

B.  Utility Retained Generation Ratemaking Proceeding

            On April 4, 2002, the CPUC voted to issue a decision in the Utility’s proceeding to determine the ratemaking for the Utility’s retained generation assets, consisting primarily of its hydroelectric facilities and its Diablo Canyon nuclear power plant (utility retained generation or “URG”).  The decision approves a 2002 revenue requirement for the Utility’s retained generation of $2.906 billion, subject to true-up for an updated rate base amount (to be calculated based on recorded December 31, 2000 net book value).  The recorded December 31, 2000 net book value was $845 million for Diablo Canyon and $1.045 billion for the Utility’s non-nuclear assets.  The Utility is required to provide the updated rate base information to the CPUC by April 24, 2002.

            The decision allows the Utility to recover all reasonably incurred 2002 URG costs, subject to balancing account treatment and reasonableness review in the Utility’s 2003 General Rate Case (GRC) proceeding.  The CPUC also indicated that the Utility’s 2003 URG revenue requirement will be considered in the Utility’s 2003 GRC proceeding discussed below.

            The decision does not change retail electric rates and does not have a current earnings impact.  The decision defers consideration of future rate changes until such time as the CPUC addresses the status of the retail rate freeze.  In addition, the CPUC has previously noted that it has yet to address the recoverability of the Utility’s previously written-off generation related costs.

C.  California Independent System Operator (ISO) Charges

            On March 27, 2002, the Federal Energy Regulatory Commission (FERC) issued a decision reaffirming its previous orders, including its November 7, 2001 order, regarding the ISO’s creditworthiness requirements for energy purchases, which the Utility has failed to meet since early January 2001.  In the November 2001 order, the FERC ordered the ISO to invoice the California Department of Water Resources (DWR) for all ISO transactions entered into on behalf of the Utility since January 4, 2001.  In December 2001, the DWR filed an application for rehearing of this order.  In the March 27, 2002 order, the FERC denied the DWR’s application for rehearing.

            As previously disclosed, the Utility believes that the amount it accrued for ISO charges as of December 31, 2001, includes amounts that are already included in the recently approved 2001-2002 revenue requirement for the DWR.  Also, as previously disclosed, as of December 31, 2001, the Utility had accrued approximately $2.2 billion as payable to the DWR.  On March 21, 2002, the CPUC issued a decision clarifying its February 21, 2002 decision allocating the DWR’s 2001-2002 revenue requirement to the Utility.  Based on the March 21, 2002 CPUC decision, the Utility estimates that its total DWR pass‑through amount for 2001 is $2.5 billion.  In light of the most recent FERC and CPUC orders, the Utility has reversed the ISO accrual and increased the amount of the DWR accrual for a net adjustment of $595 million, pre-tax.  This amount will be reflected in the Utility’s net income for the quarter ended March 31, 2002.

D.  2003 General Rate Case Proceeding

            On April 15, 2002, the Utility submitted its notice of intent (NOI) to file it 2003 General Rate Case (GRC) application to the CPUC’s Office of Ratepayer Advocates (ORA).  The NOI was submitted pursuant to the Utility’s proposal, accepted by the CPUC, to resolve the CPUC’s order to show cause issued on December 11, 2001 relating to the Utility’s failure to submit an NOI by November 14, 2001.  In addition, pursuant to the accepted proposal, the Utility paid a voluntary fine of $48,000.

            In the 2003 GRC, the CPUC will determine the amount of authorized “base revenues” to be collected from ratepayers to recover the Utility’s basic business and operational costs for its gas and electric distribution operations for the period 2003 through 2005.  These revenue requirements are determined based on a forecast of costs for 2003 (the “test year”).  The NOI indicates that the Utility’s GRC application will request an increase in electric and gas distribution revenue requirements of $407 million and $71 million, respectively, over the current authorized amounts to meet the needs of new customers, maintain current service levels to existing customers, and adjust for wages and inflation.  The Utility also has indicated that it will seek an attrition rate adjustment increase for 2004 and 2005.

            To comply with the 2002 URG decision discussed above, the Utility also plans to submit its 2003 URG revenue requirement request in the 2003 GRC in early June 2002.

            As presented in the NOI, the Utility’s requested electric distribution revenue requirement increase would not increase electric rates over their current authorized level.  If granted, the amount available from revenues to pay generation related costs would be reduced by a like amount.

            The ORA has 25 days to review the NOI and notify the Utility of any deficiencies.  After addressing any deficiencies that may be identified and after acceptance for filing by the executive director of the CPUC, the Utility may file its GRC application with the CPUC no sooner than 60 days after acceptance of the NOI.  Neither PG&E Corporation nor the Utility can predict what amount of revenue requirements, if any, the CPUC will authorize for the 2003 – 2005 period nor when such decision will be made.  The Utility intends to request that any revenue requirement change be effective January 1, 2003.

E.  2002 Attrition Rate Adjustment (ARA) Case

            As previously disclosed, the Utility has requested that the CPUC authorize an increase in the authorized electric and gas distribution revenue requirement for 2002 to reflect inflation and the growth in capital investments necessary to serve customers.  The Utility also requested that the CPUC issue an interim decision to ensure that, if at a later date, the CPUC approves a 2002 ARA, such adjustment may be made effective as of the date of the interim decision and prorated to the end of 2002.  A proposed decision was issued which would grant the Utility’s request.  An alternate proposed decision also has been issued which proposes to issue an interim decision which would make a 2002 ARA effective only when the Utility files its 2003 GRC application.  The Utility has filed comments to the alternate proposed decision suggesting that the 2002 ARA be made effective as of the date the Utility files its NOI for a 2003 GRC (which the Utility filed on April 15, 2002).  The CPUC is scheduled to consider the proposed decision and the alternate proposed decision at its meeting on April 22, 2002.

F.   PG&E National Energy Group, Inc. – Credit Rating Outlook

            On April 17, 2002, Moody's Investors Service (Moody's), a major credit rating agency, announced that it had changed the rating outlook on the senior unsecured debt securities of PG&E National Energy Group, Inc. (NEG), a subsidiary of PG&E Corporation, to negative from stable.  The debt securities continue to be rated Baa2.  Moody's stated that the change in outlook reflects "the growing reliance on less predictable cash flows coupled with the weak marketplace for merchant generation."

            Although Moody's noted NEG's predictable cash flows provided by its subsidiaries, PG&E Gas Transmission, Northwest and USGen New England, Inc., and from a portfolio of contracted power projects, Moody's stated that future cash flows will become more dependent upon margins derived from the merchant electric power market and that the prospect for a healthy electric merchant market has weakened.

            Moody's also noted that NEG has secured funding under a bank credit facility to complete its construction program, has materially slowed down future commitments for power projects, and that liquidity appears to be adequate as NEG maintains ample cash balances at its trading company subsidiary, PG&E Energy Trading Holdings Corporation, as well as access to a $1.25 billion credit facility for working capital requirements.  Moody's stated that notwithstanding these initiatives by management, "rating pressure could surface as expected cash margins from the merchant energy market is likely to be weak due to the amount of generating capacity expected to be completed over the next three years."  Finally, Moody's noted that "additional rating pressure could occur should NEG need to raise additional capital given the parent's [PG&E Corporation] challenge of raising equity capital due to the April 2001 bankruptcy filing by affiliate, Pacific Gas and Electric Company."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY
DINYAR B. MISTRY Vice President and Controller

Dated:  April 19, 2002